Exhibit 10.3

7961 Shaffer Parkway ● Suite 5 ● Littleton, CO USA 80127	Telephone: (720) 981-1185 ● Facsimile: (720) 981-1186

August 20, 2006

Carl Pescio

Janet Pescio

Greg Hryhorchuk

Robert Lipsett

305-395 Howe Street

Vancouver, B.C.

V6C 2T5

Second Amendment to Letter of Intent dated July 6, 2006

We refer to the terms of our binding letter of intent dated July 6, 2006, as amended by our letter dated August 15, 2006 (together, the “LOI”).  The purpose of this letter (the “Amendment”) is to confirm our agreement to further amend the terms of the LOI as described below.  All capitalized terms used and not otherwise defined herein have the meanings ascribed to those terms in the LOI.

1.             Section 3 of the LOI is deleted and replaced with the following:

“2.           Arrangement and Merger Agreement

The Arrangement and Merger Agreement will contain terms, conditions, representations, warranties, covenants and indemnities which are customary for transactions such as those contemplated by this LOI.  The parties expect that the Arrangement and Merger Agreement will be executed and delivered by September 29, 2006 and they will each use commercially reasonable efforts to complete, execute and deliver the Arrangement and Merger Agreement within such timeframe.”

3.                                        Section 6 of the LOI is deleted and replaced with the following:

“4.           Exclusivity Agreement

Each of the parties to this LOI agree that it will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal from any other person relating to a transaction similar in nature to the transactions contemplated in this LOI (or otherwise involving the sale of all or any substantial part of the Pescio/G & R Assets) until the date (the “Release Date”) which is the earlier of:

(a)                                  September 29, 2006; and

(b)                                 the date on which the parties execute and deliver the Arrangement and Merger Agreement.

In addition to the foregoing, between the date hereof and the Release Date, if any party receives any unsolicited offer or proposal, or has actual knowledge of any unsolicited offer or proposal, relating to any of the above, such member shall immediately notify the other parties of the details thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.”

Except as specifically amended by this Amendment, the LOI remains in full force and effect.

Please sign where indicated below to confirm your agreement to amend the LOI as described in this Amendment.

Yours truly,

VISTA GOLD CORP.

By:	/s/ Michael Richings
Michael Richings
President

Agreed to and accepted effective as of the 20th day of August, 2006

/s/ Carl Pescio
Carl Pescio

Agreed to and accepted effective as of the 20th day of August, 2006

/s/ Janet Pescio
Janet Pescio

Agreed to and accepted effective as of the 20th day of August, 2006

/s/ Greg Hryhorchuk
Greg Hryhorchuk

Agreed to and accepted effective as of the 20th day of August, 2006

/s/ Robert Lipsett
Robert Lipsett